 EXHIBIT 99.1

immediate release

HELEN OF TROY LIMITED REPORTS
FIRST QUARTER SALES AND NET EARNINGS

EL PASO, Texas, Jul. 11 - Helen of Troy Limited (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name personal care and household consumer products, today reported sales and earnings for the first quarter ended May 31, 2005.

First quarter sales increased 19 percent to $127,392,000 versus sales of $107,021,000 in the same period of the prior year. First quarter net earnings were $10,547,000 or $0.33 per diluted share, compared with $14,483,000 or $0.44 per diluted share for the same period a year earlier, a decline of 27 percent. Gross profit for the first quarter was 46.1 percent of sales compared with 46.9 percent of sales for the prior year first quarter. Increases in selling, general and administrative expenses during the quarter were the primary reasons for the net earnings decline for the first quarter. The SG&A expense increases include additional personnel, warehousing, freight, depreciation, advertising expenses for new product launches for the Brut and Sea Breeze skin care products, and costs associated with modifications, operations, and improvements of our worldwide information systems.

Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the Company’s first quarter results, stated “In our earnings conference call of May 12, 2005, we discussed our expectation that sales in our personal care lines of business would be flat during the first half of fiscal 2006, with an improvement expected in the second half of the year. Excluding the sales of the newly acquired OXO International business, personal care sales for the first quarter of fiscal 2006 ended May 31, 2005 decreased approximately 6 percent. While this is an improvement over our fourth quarter fiscal year 2005 decline in personal care sales of 11 percent, we were disappointed that the improvement in our personal care sales from last year’s fourth quarter was not as large as we had expected. Our sales leaders during the first quarter were OXO International products, the domestic Idelle Labs skin care products, and Latin American sales of hair care appliance products.

“We are currently building a 1,200,000 square foot distribution center in Southaven, Mississippi, that will expand our eastern United States capacity to accommodate the distribution needs of OXO International and future business expansion. The state of the art warehouse and distribution center will increase the Company’s presence in Southaven, Mississippi to 1,200,000 square feet from 619,000 square feet. This new distribution center is expected to be fully operational by the first quarter of calendar year 2006.

“As of May 31, 2005, Helen of Troy’s balance sheet remains strong, with cash of $7 million and stockholders’ equity of $434 million, an increase of $66 million in stockholders’ equity from the comparable period last year. Our accounts receivable at quarter-end was $112 million.

“We are reiterating our fiscal year sales and net earnings guidance provided last quarter, with sales in the range of $615 million to $640 million, and net earnings in the range of $2.50 to $ 2.60 per diluted share,” Rubin concluded.

The Company will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11 a.m. ET today, Monday, July 11, 2005. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.hotus.com. The event will be archived and available for replay through August 31, 2005.

Helen of Troy Limited is a leading designer, producer and global marketer of brand-name personal care and household consumer products. The Company’s personal care products include hair dryers, curling irons, hair setters, women’s shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, paraffin baths, liquid hair styling products, body powder and skin care products. The Company’s household products include consumer product tools in the kitchen, cleaning, barbecue, barware, storage, organization, garden, trash and automotive categories. The Company’s products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under licensed trade marks including Vidal Sassoon®, licensed from The Procter & Gamble Company, Revlon®, licensed from Revlon Consumer Products Corporation, Dr. Scholl’s®, licensed from Schering-Plough HealthCare Products, Inc., Sunbeam®, Health at Home® and Health o meter®licensed from Sunbeam Products, Inc., Sea Breeze®, licensed from Shiseido Company Ltd., and Vitapointe®, licensed from Sara Lee Household and Body Care UK Limited. Helen of Troy’s owned brands include OXO®, Good Grips® , Brut®, Vitalis®, Final Net®, Ammens®, Condition 3-in-1®, Skin Milk®, TimeBlock®, Epil-Stop®, Dazey®, Caruso®, Karina®, DCNL™, Nandi™, Isobel™ and WaveRage®. The Company markets hair and beauty care products under the Helen of Troy®, Hot Tools®, Hot Spa®, Salon Edition®, Gallery Series®, and Wigo® owned brands to the professional beauty salon industry.

This press release may contain certain forward-looking statements, which are subject to change including the statement regarding an improvement in sales in the second half of the year. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “believes”, “expects” and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The actual results may differ materially from those described in any forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Form 10-K for the year ended February 28, 2005 and the Form 10Q for the quarter ended May 31, 2005.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	For the Three Months Ended May 31,
	2005		2004

Net sales	$127,392	100.0%	$107,021	100.0%
Cost of sales	68,700	53.9%	56,781	53.1%

Gross profit	58,692	46.1%	50,240	46.9%

Selling, general, and administrative expense	43,394	34.1%	31,340	29.3%

Operating income	15,298	12.0%	18,900	17.7%

Other income (expense):
Interest expense	(3,263)	-2.6%	(986)	-0.9%
Other income (expense), net	(58)	0.0%	96	0.1%
		-
Total other income (expense)	(3,321)	-2.6%	(890)	-0.8%
				-
Earnings before income taxes	11,977	9.4%	18,010	16.8%

Income tax expense (benefit)	1,430	1.1%	3,305	3.1%

Income from continuing operations	10,547	8.3%	14,705	13.7%

Loss from discontinued segment's operations and impairment of,
related assets, net of tax benefits of $-0- and $442	0	0.0%	(222)	-0.2%
				-
Net earnings	$10,547	8.3%	$14,483	13.5%

Earnings per share:
Diluted
Continuing operations	$0.33		$0.45
Discontinued operations	$-		$(0.01)
Total diluted earnings per share	$0.33		$0.44

Weighted average common shares used in computing net earnings per share
Diluted	32,154		32,724

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet Information
(unaudited)
(in thousands)

	5/31/2005	5/31/2004

Cash	$6,781	$52,819

Marketable securities, at market value	71	385

Accounts receivable	111,742	82,653

Inventory	173,839	105,841

Total current assets	306,761	253,014

Total assets	838,658	488,892

Total current liabilities	144,546	75,849

Total long term liabilities	260,000	45,000

Stockholders equity	434,112	368,043

HELEN OF TROY LIMITED AND SUBSIDIARIES

EBITDA EXCLUDING DISCONTINUED OPERATIONS
(unaudited)
(in thousands)

	Three Months Ended May 31,
	2005	2004

Net earnings from continuing operations	$10,547	$14,705

Interest income / Expense, net	3,178	788

Income tax expense	1,430	3,305

Depreciation and amortization	2,726	1,549

EBITDA (Earnings before interest, taxes, depreciation and amortization) excluding discontinued operations	$17,881	$20,347

This information may be considered non-GAAP Financial Information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding table which reconciles these measures to their corresponding GAAP based measures presented under our Consolidated Condensed Statements of Income, in the accompanying press release.

Management believes the presentation of these non-GAAP financial measures, in connection with the results of the fiscal quarter ended May 31, 2005, provide useful information to investors regarding our results of operations as this non-GAAP financial measure allows investors to better evaluate ongoing business performance and factors that influenced performance during the period under report. Management also uses these non-GAAP measures internally to monitor performance of the business. These non-GAAP financial measures should be considered in addition to, and not as a substitute for financial measures prepared in accordance with GAAP.

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2005